Exhibit 10.18

OFFICER RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT (the “Agreement”), made as of this [*], between CARBO Ceramics Inc. (the “Company”), a Delaware corporation, with its principal offices at 575 North Dairy Ashford, Suite 300, Houston, Texas 77079, and [*] (the “Participant”).

WHEREAS, the Company has adopted and maintains and the shareholders of the Company have approved the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan (the “Plan”) to attract and retain highly qualified employees of the Company and its Subsidiaries and reward them for making significant contributions to the success of the Company and to strengthen the alignment of interests between such employees and the Company’s shareholders by providing them with a proprietary interest of the Company;

WHEREAS, the Plan provides for the award to Participants in the Plan of restricted stock units in respect of shares of Common Stock in the Company;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Award. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby awards to the Participant [*] restricted stock units (the “RSUs”).  Each RSU represents an unfunded and unsecured promise of the Company to pay to the Participant an amount in cash equal to the Fair Market Value of a share of Common Stock, as set forth in Section 4 of this Agreement. Until such payment the Participant has only the rights of a general unsecured creditor of the Company.

2. Grant Date. The Grant Date of the RSUs hereby awarded is [*].

3. Vesting Dates. The RSUs shall vest only in accordance with the provisions of this Agreement and the Plan.

(a)  Subject to the provisions of the Plan, a number of RSUs shall become vested on each date set forth in this Section 3(a) (the “Scheduled Vesting Dates”), provided that the Participant is continuously employed by the Company through the applicable Scheduled Vesting Date, and settled in accordance with Section 4 hereof:

(i)	[*] RSUs shall vest on [*];

(ii)	[*] RSUs shall vest on [*]; and

(iii)	[*] RSUs shall vest on [*].

(b) Subject to the provisions of the Plan, in the event that the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the Scheduled Vesting Date with respect to any of the Participant’s RSUs (i) for any reason other than due to death or Disability, all such RSUs shall be forfeited on the date of such termination without payment of any consideration therefor; and (ii) due to death or Disability, all such RSUs will immediately and fully vest on the date of such termination (the “Termination Vesting Date”) and be settled in

Exhibit 10.18

accordance with Section 4 hereof.  The Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment for purposes of this Agreement.

(c) In the event that the Participant attempts to transfer, pledge, assign or otherwise encumber RSUs prior to vesting and settlement in accordance with this Agreement and the Plan, such transfer, pledge, assignment or encumbrance shall be null and void and the Participant’s RSUs shall be forfeited without payment of any consideration therefor.

4. Settlement of RSUs. Within 60 days following (a) the Scheduled Vesting Date or (b) the Termination Vesting Date, the Company will settle any vested but not previously settled RSUs in accordance with Section 1 by making a lump sum cash payment to the Participant (or his or her estate) for each vested RSU equal to the Fair Market Value of one share of Common Stock on the Scheduled Vesting Date or the Termination Vesting Date, as applicable, subject in each case, to tax withholding pursuant to Section 7 of this Agreement; provided that any such settlement shall be not made later than March 15th of the year following the year in which such Scheduled Vesting Date or Termination Date, as applicable, occurs.

5. No Shareholder’s Rights.  The RSUs are not equity in the Company. The Participant shall have no rights as a shareholder of the Company with respect to any of the RSUs awarded under this Agreement.

6. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Company’s Board of Directors’ right to amend, modify or terminate the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

7. Applicable Withholdings. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes or similar charges, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with the Plan or any Award.

8. Governing Law. This Agreement, the Plan and all rights under this Agreement and the Plan shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

9. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan and that all decisions, determinations and interpretations of the Committee or the Company in respect of this Agreement shall be final, conclusive and binding.

10. Incorporation of Plan. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. If any provisions hereof and of the Plan shall be in conflict,

Exhibit 10.18

the terms of the Plan shall govern. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

11. Entire Agreement. This Agreement represents the final, complete and total agreement of the parties hereto respecting the RSUs and the matters discussed herein and this Agreement supersedes any and all previous agreements and understandings, whether written, oral or otherwise, relating to the RSUs and such matters.

IN WITNESS WHEREOF, CARBO Ceramics Inc. has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, THEREBY REPRESENTING THAT HE OR SHE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT AND THE PLAN, as of the day and year first above written.

CARBO CERAMICS INC.

By:

By:
[*]

3